Exhibit 99.1

CONTACT:	Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Jessica Greenberger
Media: Samantha Cohen
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD FOURTH QUARTER AND

FISCAL 2010 FINANCIAL RESULTS

~ Comparable Store Sales Increase 8.0% for Fourth Quarter; 7.2% for Fiscal 2010 ~

~ Fourth Quarter Net Income Up 93%; EPS $.28 ~

~ First Quarter 2011 Estimated EPS Range of $.58 to $.62 versus $.46 in First Quarter 2010 ~

~ Fiscal 2011 Estimated EPS Range of $1.92 to $2.00 ~

ROCHESTER, N.Y. – May 27, 2010 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 27, 2010.

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2010 increased 25.7% to a record $147.2 million compared to $117.1 million for the fourth quarter of fiscal 2009. Sales growth was driven by recent acquisitions, as well as strong in-store sales execution across all product and service categories. Comparable store sales increased 8.0% (on top of an 11.2% increase last year) exceeding the Company’s previous estimate of approximately 7.5%. Comparable store sales increased approximately 15% for tires, 11% for alignments, 6% for exhaust, 5% for brakes and 4% for maintenance services.

Gross margin increased to 39.0% in the fourth quarter from 38.4% in the prior year quarter due to price increases that were implemented in response to increased material costs, improved labor productivity, and leveraging of fixed occupancy costs. The expansion in gross margin was partially offset by the shift in sales mix towards the lower-margin tire category. Total operating expenses were

$46.9 million, or 31.8% of sales, compared with $38.9 million, or 33.2% of sales, for the same period of the prior year. The reduction in operating expenses as a percent of sales is largely due to leveraging of these costs against the significant increase in sales, combined with the impact of cost control on discretionary expenses.

Operating income for the quarter increased 73.8% to $10.5 million from $6.0 million in the fourth quarter of fiscal 2009. Interest expense was $1.8 million compared to $1.3 million in the fourth quarter of fiscal 2009.

Net income for the fourth quarter increased 92.8% to a record $5.9 million from $3.0 million in the prior year period. Diluted earnings per share for the quarter increased 86.7% to $.28, compared to diluted earnings per share of $.15 in the fourth quarter of fiscal 2009, and exceeded the Company’s recently increased estimated range of $.23 to $.25. Net income for the fourth quarter reflects an effective tax rate of 33% compared with 36% for the prior year period.

The Company added three locations and closed six locations during the quarter, ending fiscal 2010 with 777 stores.

Fiscal Year Results

Net sales for fiscal 2010 increased 18.6% to a record $564.6 million from $476.1 million for fiscal 2009. Comparable store sales increased 7.2% for the year, marking the ninth consecutive year of comparable store sales increases for the Company.

Gross margin increased to 40.9% for fiscal 2010 from 40.2% in the prior year. Total operating expenses were $171.9 million, or 30.5% of sales, for fiscal 2010, compared with $147.8 million, or 31.1% of sales, for the prior fiscal year.

Net income for fiscal 2010 increased 37.8% to a record $33.2 million, or $1.61 per diluted share, from $24.1 million, or $1.20 per diluted share, for fiscal 2009, exceeding the Company’s recently increased estimated range of $1.56 to $1.58.

Robert G. Gross, Chairman and Chief Executive Officer stated, “We are very pleased with our strong performance for the fourth quarter and fiscal year 2010. Throughout the year, we drove traffic and sales in all of our key categories and acquired and integrated 74 stores. Additionally, during the quarter we converted 54 Monro service stores in New England to our Black Gold format, which is expected to provide additional momentum in those markets heading into fiscal 2011 and represents a further benefit of the Tire Warehouse acquisition. Further, Tire Warehouse, along with our two other acquisitions during the year – AutoTire and Midwest Tire – saw comparable store sales growth of approximately 11% for the fourth quarter, exceeding our expectations and contributing to our top and bottom-line performance. We are delighted with our comparable store sales increase of 7.2% for the year, on top of a 6.7% increase last year. Notably, fiscal 2010 marked our ninth consecutive year of same store sales growth, proving that our company-operated business model is well positioned to deliver solid results in both favorable and challenging economic times. Overall, we remain very pleased with our performance, which is a direct result of the ability of our employees to execute well and consistently provide excellent service to our loyal customers.”

Dividend Increase

As previously announced, the Company’s Board of Directors has approved a $.02 increase in the Company’s cash dividend for the first quarter of fiscal year 2011 to $.09 per share, representing an increase of 28.6% from the quarterly dividends paid in fiscal 2010. The cash dividend is payable on the Company’s outstanding shares of common stock including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The increased dividend will be payable on June 18, 2010 to shareholders of record as of June 8, 2010.

Company Outlook

Based on current visibility and business and economic trends, the Company anticipates fiscal 2011 comparable store sales growth in the range of 4% to 6% and fiscal 2011 diluted earnings per share in the range of $1.92 to $2.00. The estimate is based on 21.1 million weighted average shares outstanding. The Company’s expected sales range for the year is $625 million to $640 million.

For the first quarter of fiscal 2011, the Company anticipates comparable store sales growth in the range of 4% to 6%. The Company expects diluted earnings per share for the first quarter to be between $.58 and $.62, compared to $.46 for the first quarter of fiscal 2010.

Mr. Gross concluded, “We continue to experience positive trends in our business as we enter fiscal 2011. To date in the first quarter, we achieved comparable store sales growth of approximately 5%. We remain encouraged by the momentum that we are experiencing in our business, particularly as macro trends in the automotive sector continue to evolve in our favor. We are excited about the opportunities for further market share expansion in fiscal 2011 as we continue to integrate our recent acquisitions into our business and look opportunistically for additional acquisitions in our existing markets. We look forward to becoming the trusted auto service provider for a broader base of loyal customers.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, May 27, 2010 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 877-604-9673 and using the required pass code 6349025. A replay will be available approximately one hour after the recording through Thursday, June 10, 2010 and can be accessed by dialing 888-203-1112. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through June 10, 2010.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 783 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal March
	2010	2009	% Change

Sales	$147,231	$117,144	25.7%

Cost of sales, including distribution and occupancy costs	89,877	72,184	24.5

Gross profit	57,354	44,960	27.6

Operating, selling, general and administrative expenses	46,059	39,043	18.0

Intangible amortization	189	121	55.3

Loss (gain) on disposal of assets	627	(233)

Total operating expenses	46,875	38,931	20.4

Operating income	10,479	6,029	73.8

Interest expense, net	1,753	1,330	31.8

Other income, net	(90)	(70)	28.3

Income before provision for income taxes	8,816	4,769	84.9

Provision for income taxes	2,946	1,725	70.8

Net income	$5,870	$3,044	92.8

Diluted earnings per share	$.28	$.15	86.7%

Weighted average number of diluted shares outstanding	20,926	20,199

Number of stores open (at end of quarter)	777	710

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Year Ended Fiscal March
	2010	2009	% Change

Sales	$564,639	$476,106	18.6%

Cost of sales, including distribution and occupancy costs	333,465	284,640	17.2

Gross profit	231,174	191,466	20.7

Operating, selling, general and administrative expenses	169,896	148,374	14.5

Intangible amortization	894	490	82.6

Loss (gain) on disposal of assets	1,148	(1,061)

Total operating expenses	171,938	147,803	16.3

Operating income	59,236	43,663	35.7

Interest expense, net	6,090	5,979	1.9

Other income, net	(279)	(430)	(35.1)

Income before provision for income taxes	53,425	38,114	40.2

Provision for income taxes	20,234	14,026	44.3

Net income	$33,191	$24,088	37.8

Diluted earnings per common share	$1.61	$1.20	34.2%

Weighted average number of diluted shares outstanding	20,652	20,099

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	March 27, 2010	March 28, 2009

Current assets
Cash	$11,180	$3,336
Inventories	85,817	71,443
Other current assets	27,095	27,050

Total current assets	124,092	101,829

Property, plant and equipment, net	202,746	185,061

Other noncurrent assets	117,305	89,976

Total assets	$444,143	$376,866

Liabilities and Shareholders’ Equity

Current liabilities	$99,377	$71,440

Long-term debt	96,427	97,098

Other long term liabilities	15,669	14,037

Total liabilities	211,473	182,575

Total shareholders’ equity	232,670	194,291

Total liabilities and shareholders’ equity	$444,143	$376,866